Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-129454 and 333-168797) on Form S-8 of PNM Resources, Inc. of our report dated June 12, 2015, with respect to the statements of net assets available for benefits of PNM Resources, Inc. Retirement Savings Plan as of December 31, 2014 and 2013, the related statement of changes in net assets available for benefits for the year ended December 31, 2014 and the related supplemental schedule as of December 31, 2014, appearing in this Annual Report (Form 11-K) of PNM Resources, Inc. Retirement Savings Plan.

/s/ MOSS ADAMS LLP

Albuquerque, New Mexico
June 12, 2015